Exhibit 99.30

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of September 13, 2021

BETWEEN:

The Person executing this Agreement as “the Supporting Shareholder” (the “Supporting Shareholder”)

- and -

1323606 B.C. UNLIMITED LIABILITY COMPANY, an unlimited liability company existing under the laws of British Columbia (the “Purchaser”)

- and -

ANGLOGOLD ASHANTI HOLDINGS PLC, a public limited company existing under the laws of the Isle of Man (the “Guarantor”)

RECITALS:

WHEREAS, in connection with an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”), a copy of which has been provided to the Supporting Shareholder, the Purchaser, an affiliate of the Guarantor, is proposing to acquire all of the issued and outstanding common shares of Corvus Gold Inc., a corporation existing under the laws of the Province of British Columbia (the “Company”) (other than common shares owned by the Guarantor or its affiliates), subject to the terms and conditions set forth in the Arrangement Agreement (the “Proposed Transaction”);

WHEREAS, it is contemplated that the Proposed Transaction will be effected pursuant to a statutory plan of arrangement (the “Arrangement”) under the provisions of the Business Corporations Act (British Columbia) (“BCBCA”);

WHEREAS, the Supporting Shareholder is the beneficial owner, directly or indirectly, of the Subject Securities listed in Schedule A; and

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Supporting Shareholder to abide by the covenants in respect of the Subject Securities, and the other restrictions and covenants set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions

Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Arrangement Agreement. In addition to the capitalized terms defined elsewhere herein, in this Agreement (including the recitals):

“Parties” means, collectively, the Supporting Shareholder, the Guarantor and the Purchaser, and “Party” means any one of them, as the context requires.

“Subject Securities” means the Company Securities listed on Schedule A and any Company Securities acquired directly or indirectly by the Supporting Shareholder or any of its affiliates subsequent to the date hereof, and includes all securities which such Company Securities may be converted into, exchanged for or otherwise changed into and all securities which may be converted into, changed or exercised for or otherwise changed into Company Securities in respect of which voting is or may become subsequent to the date hereof, directly or indirectly, controlled or directed by the Supporting Shareholder or any of its affiliates.

1.2          Gender and Number

Any reference to gender includes all genders. Words importing the singular number only include the  plural and vice versa.

1.3          Currency

All references to dollars or to $ are references to Canadian dollars.

1.4          Headings.

The division of this Agreement into Articles, Sections and Schedules, and the insertion of the recitals and headings, are for convenience of reference only and do not affect the meaning or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5          Date for any Action

A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. (Vancouver Time) on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. (Vancouver Time) on the next Business Day if the last day of the period is not a business day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.6          Incorporation of Schedules

Schedule A forms an integral part of this Agreement for all purposes hereof.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties of the Supporting Shareholder

The Supporting Shareholder represents and warrants to the Guarantor and the Purchaser (and acknowledges that the Guarantor and the Purchaser are relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) the matters set out below:

(a)	The Supporting Shareholder, if not a natural Person, is a corporation or other entity validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b)
If the Supporting Shareholder is natural Person and the Subject Securities constitute community property or otherwise require spousal approval in order for this Agreement to be a legally valid and binding obligation of the Supporting Shareholder, this Agreement has been duly executed and delivered by the Supporting Shareholder’s spouse and constitutes a legal, valid and binding obligation of the Supporting Shareholder’s spouse, enforceable against such spouse in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)
The Supporting Shareholder has the requisite power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Supporting Shareholder and constitutes a legal, valid and binding agreement of the Supporting Shareholder enforceable against it in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)
The Supporting Shareholder exercises control or direction over, and at the Effective Time and at all times between the date hereof and the Effective Time, the Supporting Shareholder will control or direct, all of the Subject Securities set forth opposite its name in Schedule A. Other than the Subject Securities, neither the Supporting Shareholder nor any of its affiliates beneficially own, or exercise control or direction over, any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company or any of its affiliates.

(e)
The Supporting Shareholder is, and immediately prior to the Effective Time will be, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all Liens (other than community property interests, if any, applicable to a Supporting Shareholder who is a natural Person).

(f)
The Supporting Shareholder has, and immediately prior to the Effective Time, the Supporting Shareholder will continue to have, the sole right to sell and vote or direct the sale and voting of the Subject Securities set forth opposite its name in Schedule A.

(g)
No Person has any arrangement, agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an arrangement, agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto.

(h)
No consent, approval, order or authorization of, or declaration or filing with, any Person or any Governmental Entity is required to be obtained or made by the Supporting Shareholder, any affiliate of the Supporting Shareholder or any beneficial owner of the Subject Securities in connection with the execution and delivery of this Agreement by the Supporting Shareholder and the performance by the Supporting Shareholder of its obligations under this Agreement, other than those which are contemplated by the Arrangement Agreement.

(i)
There are no claims, actions, suits, audits, proceedings, investigations or other actions pending against or, to the knowledge of the Supporting Shareholder, threatened against or affecting the Supporting Shareholder, any affiliate of the Supporting Shareholder, the beneficial or registered owner of any of the Subject Securities or any of their properties or assets that, individually or in the aggregate, could reasonably be expected to have an adverse effect on or delay the Supporting Shareholder’s ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement.

(j)
None of the Subject Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the Company’s Supporting Shareholders or give consents or approvals of any kind, except pursuant to this Agreement.

(k)
No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Supporting Shareholder in its capacity as such or any affiliate of the Supporting Shareholder or by the beneficial or registered owner of the Subject Securities.

(l)
None of the execution and delivery by the Supporting Shareholder of this Agreement or the compliance by the Supporting Shareholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Supporting Shareholder under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating document of the Supporting Shareholder, any affiliate of the Supporting Shareholder or any beneficial owner of the Subject Securities; (ii) any contract to which the Supporting Shareholder, any affiliate of the Supporting Shareholder or any beneficial owner of the Subject Securities is a party or by which the Supporting Shareholder, any affiliate of the Supporting Shareholder or any beneficial owner of the Subject Securities is bound; (iii) any judgment, decree, order or award of any Governmental Entity or (iv) any Law, in the case of each of (i) through (iv), that would reasonably be expected to have a material adverse effect on the Supporting Shareholder’s ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement.

2.2          Representations and Warranties of the Guarantor and the Purchaser

The Guarantor and the Purchaser represent and warrant to the Supporting Shareholder (and acknowledge that the Supporting Shareholder is relying on these representations and warranties in completing the transactions contemplated hereby) the matters set out below:

(a)
Each of the Guarantor and the Purchaser is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to enter into and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Guarantor and the Purchaser and constitutes a legal, valid and binding agreement of the Guarantor and the Purchaser, enforceable against the Guarantor and the Purchaser in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)
No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained or made by the Guarantor or the Purchaser in connection with the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement, other than those which are contemplated by the Arrangement Agreement.

(c)
None of the execution and delivery by the Guarantor or the Purchaser of this Agreement or the compliance by the Guarantor or the Purchaser with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Guarantor or the Purchaser; (ii) any contract to which the Guarantor or the Purchaser is a party or by which the Guarantor or the Purchaser is bound, respectively; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any Law, in the  case of each of (i) through (iv), that would reasonably be expected to have a material adverse effect on the Guarantor’s or the Purchaser’s ability to execute and deliver this Agreement and to perform their obligations contemplated by this Agreement.

ARTICLE 3
COVENANTS

3.1          Covenants of the Supporting Shareholder

(a)
The Supporting Shareholder hereby covenants with the Guarantor and the Purchaser that from the date of this Agreement until the termination of this Agreement in accordance with its terms (the “Expiry Time”), the Supporting Shareholder will not, and the Supporting Shareholder will ensure that no beneficial owner of the Subject Securities will:

(i)
without having first obtained the prior written consent of the Guarantor and the Purchaser, sell, transfer, gift, assign, convey, hedge, pledge, hypothecate, encumber, option or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution) any right or interest in any of the Subject Securities or create or suffer to exist any Liens on or enter into any contract, option, agreement, arrangement, commitment or understanding in connection therewith, other than pursuant to the Arrangement or to one or more corporations directly or indirectly wholly-owned by the Supporting Shareholder without affecting beneficial ownership or control or direction over the Subject Securities, provided however, that nothing contained herein shall prohibit the Supporting Shareholder from exercising any of its Options for Common Shares (it being understood that such Common Shares shall be subject to this Agreement);

(ii)
other than as set forth herein, grant or agree to grant any proxies or powers of attorney or other authorization or consent, deliver any voting instruction form, deposit any Subject Securities into a voting trust or pooling agreement, or enter into a voting agreement, commitment, understanding or arrangement, oral or written, with respect to the voting of any Subject Securities;

(iii)	requisition or join in the requisition of any meeting of any of the Shareholders for the purpose of considering any resolution; or

(iv)
knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of the Supporting Shareholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing, subject, in each case, to Supporting Shareholder’s obligations to comply with redemption requests and fulfill any other obligations in accordance with the terms and conditions of its applicable fund documents.

(b)
The Supporting Shareholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time, to appear or otherwise cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all the Subject Securities listed opposite its name on Schedule A:

(i)
at any meeting of any of the Shareholders at which the Supporting Shareholder or any beneficial owner of the applicable type(s) of Subject Securities is entitled to vote, including the Company Meeting, including any adjournments and postponements thereof; and

(ii)	in any action by written consent of the Supporting Shareholders,

(iii)
in favour of (i) the approval, consent, ratification and adoption of the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement (and any actions required for the consummation of the transactions contemplated by the Arrangement Agreement), and (ii) any proposal to adjourn or postpone the applicable meeting to a later date if (and only if) there are not sufficient votes for approval of the Arrangement Agreement and any other transactions related thereto as set forth in the Company Proxy Statement on the date on which such meeting is held. In connection with the foregoing, subject to this Section 3.1(b), the Supporting Shareholder hereby agrees to deposit and to cause any beneficial owners of Subject Securities eligible to be voted to deposit a proxy, or voting instruction form, as the case may be, duly completed and executed in respect of all of the Subject Securities eligible to be voted as soon as practicable following the mailing of the Company Proxy Statement and in any event at least 10 calendar days prior to the Company Meeting and as far in advance as practicable of every adjournment or postponement thereof, voting all the Subject Securities eligible to be voted in favour of the Arrangement Resolution and any resolutions approving, consenting to, ratifying or adopting the transactions contemplated by the Arrangement Agreement (and any actions required for the consummation of the transactions contemplated by the Arrangement Agreement).  The  Supporting Shareholder hereby agrees that it will not take, nor permit any Person on its behalf to take, any action to withdraw, amend or invalidate any proxy or voting instruction form deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Supporting Shareholder might have unless this Agreement has at such time been previously terminated in accordance with Section 4.1. The Supporting Shareholder will provide copies of each such proxy or voting instruction form referred to above to the Guarantor and the Purchaser at the address below concurrently with its delivery as provided for above.

(c)
The Supporting Shareholder hereby revokes and will take all steps necessary to effect the revocation of any and all previous proxies granted or voting instruction forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in this Agreement and the Supporting Shareholder agrees not to, directly or indirectly, grant or deliver any other proxy, power of attorney or voting instruction form with respect to the matters set forth in this Agreement except as expressly required or permitted by this Agreement.

(d)
The Supporting Shareholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) the Subject Securities (to the extent that they carry the right to vote): (i) against any Acquisition Proposal, or other merger, take-over bid, amalgamation, plan of arrangement, business combination, reorganization, recapitalization, dissolution, liquidation, winding up or other similar transaction involving the Company or any of its Subsidiaries, other than the Arrangement; (ii) against any proposed action by the Company, any shareholder of the Company, any of its Subsidiaries or any other Person which would reasonably be regarded as being directed towards or likely to prevent, delay, frustrate, prevent or nullify, or reduce the likelihood of the successful completion of the Arrangement, including, without limitation, any amendment to the notice of articles or articles of the Company or any of its Subsidiaries or their respective corporate structures or capitalization; or (iii) against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation of the Company under the Arrangement Agreement if such breach requires shareholder approval.

(e)
Until the Expiry Time, the Supporting Shareholder will not, and will ensure that its affiliates do not, directly or indirectly, through any officer, director, employee, consultant, independent contractor, representative, agent or otherwise:

(i)	solicit proxies or become a participant in a solicitation in opposition to or competition with the Guarantor or the Purchaser in connection with the Arrangement;

(ii)	assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the Guarantor or the Purchaser in connection with the Arrangement;

(iii)
become a member of a “group” (as that term is used in Section 13(d) of the U.S. Exchange Act) or otherwise act jointly or in concert with others with respect to any Common Shares or any other voting securities of the Company for the purpose of opposing or competing with or knowingly taking any actions inconsistent with the Guarantor or the Purchaser in connection with the Arrangement or any of the transactions contemplated by the Arrangement Agreement;

(iv)
take any action to contest, oppose or interfere with the Company’s application pursuant to Section 291 of the BCBCA for the Interim Order or the Final Order or to otherwise contest or oppose the Arrangement before any Securities Authority or other Governmental Entity;

(v)
solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to, an Acquisition Proposal;

(vi)
participate in any discussions or negotiations with any Person (other than the Guarantor and the Purchaser or any of their affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(vii)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal; or

(viii)	cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(f)
From the date of this Agreement until the Expiry Time, the Supporting Shareholder will promptly notify the Purchaser and the Guarantor if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to an Acquisition Proposal, including material terms and conditions of, and the identity of the Person making, the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser and the Guarantor with copies of all material documents, material correspondence and other materials received from or on behalf of such Person.

(g)
The Supporting Shareholder (A) hereby waives and agrees not to and the Supporting Shareholder will ensure that no beneficial owner of Subject Securities will exercise any rights of appraisal or rights to dissent in respect of the Arrangement that Supporting Shareholder may have and (B) will not, and the Supporting Shareholder will ensure that no beneficial owner of Subject Securities will: (i)commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Guarantor or the Purchaser or any of their respective representatives or successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Arrangement Agreement; or (ii) take any other action of any kind that would reasonably be regarded as likely to adversely affect, reduce the success of, materially delay or interfere with the completion of the Arrangement or the transactions contemplated by the Arrangement Agreement.

(h)
At the request of the Guarantor or Purchaser, the Supporting Shareholder will, and will cause each of its applicable affiliates to, in each case, use commercially reasonable efforts in such Person’s capacity as a shareholder of the Company, to assist the Company, the Guarantor and the Purchaser to successfully complete the Arrangement and the other transactions contemplated by the Arrangement Agreement and this Agreement, including, without limitation, cooperating with the Guarantor, the Purchaser and the Company to make all requisite regulatory filings; provided, that the Supporting Shareholder shall not be obligated to incur any expense in providing such cooperation, including by participating in any claim, action, suit, proceeding or investigation whether civil, criminal, administrative, or investigative (each a “Proceeding”).

(i)	The Supporting Shareholder hereby:

(i)
consents to details of this Agreement being set out in any press release, information circular, proxy statement, including the Company Proxy Statement, and court documents produced by the Company, the Guarantor, the Purchaser or any of their respective affiliates in connection with the transactions contemplated by this Agreement and the Arrangement Agreement;

(ii)	consents to this Agreement being made publicly available, including by filing on SEDAR and EDGAR; and

(iii)
agrees promptly to give the Guarantor and the Purchaser any information it may reasonably require for the preparation of any such disclosure documents and to promptly notify the Guarantor and the Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

(j)
Except as required by Law or applicable stock exchange requirements, the Supporting Shareholder will not, and will ensure that its affiliates do not, make any public announcement or statements with respect to the transactions contemplated herein or pursuant to the Arrangement Agreement without the prior written approval of the Guarantor and Purchaser.

3.2          Co-operation/Alternative Transaction

If the Purchaser and the Company conclude after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than pursuant to the Arrangement Agreement (including, without limitation, a take-over bid or tender or exchange offer) whereby the Purchaser and/or its affiliates would effectively acquire all the Subject Securities for consideration of at least $4.10 per Common Share and otherwise on economic terms and other terms and conditions having consequences to the Supporting Shareholder that are substantially equivalent to or better than those contemplated by the Arrangement Agreement (any such transaction is referred to as an “Alternative Transaction”), the Supporting Shareholder agrees to, as applicable, support the completion of the Alternative Transaction in the same manner as this Agreement provides with respect to the Arrangement, including, in the case of a take-over bid and/or tender or exchange offer, by causing all of the Supporting Shareholder’s Subject Securities (as applicable) to be validly tendered in acceptance of such take-over bid and/or tender or exchange offer together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid and/or tender or exchange offer, and will not withdraw the Supporting Shareholder’s Subject Securities (as applicable) from such take-over bid and/or tender or exchange offer except as expressly otherwise provided in this Agreement.

ARTICLE 4
GENERAL

4.1          Termination

This Agreement will terminate and be of no further force or effect upon the earliest to occur of:

(a)	the mutual agreement in writing of the Parties;

(b)
written notice by the Supporting Shareholder to the Guarantor and the Purchaser if without the prior written consent of the Supporting Shareholder, there is any decrease in the amount of, or change in the form of, Consideration set out in the Arrangement Agreement; provided, that at the time of such termination, the Supporting Shareholder is not in material default in the performance of its obligations under this Agreement;

(c)
written notice by the Supporting Shareholder if: (i) any of the representations and warranties of the Guarantor and the Purchaser in this Agreement shall not be true and correct in all material respects; or (ii) the Guarantor and the Purchaser shall not have complied with its covenants to the Supporting Shareholder contained in this Agreement in all material respects;

(d)	the date, if any, that the Arrangement Agreement is terminated in accordance with its terms, including, without limitation, in connection with a Superior Proposal being accepted by the Board; and

(e)	the Effective Time.

4.2          Effect of Termination

If this Agreement is validly terminated in accordance with the provisions of Section 4.1, no Party will have any further liability to perform its obligations under this Agreement except as expressly contemplated by this Agreement, and, provided, that neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement which occurred prior to such termination, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein, and the Supporting Shareholder shall be entitled to withdraw any form of proxy or power of attorney which it may have given with respect of the Subject Securities.

4.3          Equitable Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

4.4          Fiduciary Duty

Nothing herein shall restrict or limit any Supporting Shareholder, director or officer of the Supporting Shareholder or any of its affiliates who is also an officer or a director of the Company or any of its Subsidiaries from taking any action required to be taken in the discharge of his or her fiduciary duty as a director or officer of the Company or any of its Subsidiaries or that is otherwise permitted by, and done in compliance with, the terms of the Arrangement Agreement. The Purchaser and the Guarantor further hereby agree that the Supporting Shareholder is not making any agreement or understanding herein in any capacity other than in its capacity as shareholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Shareholder in her or his capacity as a director of the Company.

4.5          Waiver; Amendment

Each Party agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both of the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

4.6          Entire Agreement; No Third-Party Beneficiaries

This Agreement (i) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect thereto and (ii) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever hereunder.

4.7          Notices

Any notice, communication, consent or approval required or permitted to be given in connection with this Agreement (each, a “Notice”) will be in writing, sent by personal delivery, courier or email and addressed:

(a)	if to the Purchaser or the Guarantor:

1323606 B.C. Unlimited Liability Company and AngloGold Ashanti Holdings plc
4th Floor, Communications House, South Street
Staines-upon-Thames, Surrey
TW18 4PR, United Kingdom

Attention:	General Manager
Email:	rhayes@anglogoldashanti.com and agahoffice@anglogoldashanti.com with a copy to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario, Canada M5L 1B9

Attention:	Jay Kellerman and Daniel Borlack
Email:	jkellerman@stikeman.com and dborlack@stikeman.com

and to:

Cravath, Swaine & Moore LLP
CityPoint, One Ropemaker Street
London, England EC2Y 9HR

Attention:	George Stephanakis and Richard Hall
Email:	gstephanakis@cravath.com and rhall@cravath.com

(b)	if to the Supporting Shareholder, at the address set forth in Schedule A.

Any Notice is deemed to be given and received, if sent by personal delivery, courier or email, on the date of delivery of transmission, as applicable, if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt), and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

4.8          Independent Legal Advice

Each Party hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that it has either done so or waived its right to do so in connection with the entering into of this Agreement.

4.9          Expenses

Each party will pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

4.10          Further Assurances

The Parties will, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.11          Miscellaneous

The terms of Sections 8.4 (Time of Essence), 8.9 (Successors and Assigns), 8.10 (Severability), 8.11 (Governing Law; Attornment) and 8.15 (Counterparts) of the Arrangement Agreement are incorporated by reference herein, mutatis mutandis.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement.

1323606 B.C. UNLIMITED LIABILITY COMPANY

By:	/s/ Timothy Thompson
	Name:	Timothy Thompson
	Title:	President

ANGLOGOLD ASHANTI HOLDINGS PLC

By:	/s/ Robert Hayes
	Name:	Robert Hayes
	Title:	Director

[SIGNATURE PAGE TO VOTING AGREEMENT]

SHAREHOLDER:	Accepted and agreed to with effect from the 13 day of September, 2021.

/s/ Edward Yarrow
Witness:	Name: Edward Yarrow

[SIGNATURE PAGE TO VOTING AGREEMENT]

SCHEDULE A

Name of Supporting Shareholder	Number of Common Shares	Number of Company Options
Edward Yarrow	250,000	725,000

Address for Notice

Edward Yarrow

1819 127A Street
Surrey, BC
V4A 3S6

Email: eyarrow@telus.net

A - 1